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                                                                EXHIBIT 11
                               BRIGHTPOINT, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

                                                  Year Ended December 31
                                           -----------------------------------
                                             1996          1997          1998
                                           -------       -------       -------
Basic:
  Average shares outstanding                40,743        46,630        52,818
                                           =======       =======       =======
  Historical income before income taxes
    and one-time merger expenses           $22,873       $36,927       $31,237
  Deduct income taxes, pro forma
    for 1996                                 8,493        11,065        11,212
  Deduct minority interest in
    subsidiaries' earnings                   1,758           352          (151)
                                           -------       -------       -------
  Net income, pro forma for 1996           $12,622       $25,510       $20,176
                                           =======       =======       =======
  Per share amount                         $  0.31       $  0.55       $  0.38
                                           =======       =======       =======

Diluted:
  Average shares outstanding                40,743        46,630        52,818
  Net effect of dilutive stock
    options and warrants
    issued after April 7, 1994 -
    based on the treasury stock
    method using average
    market price                             1,536         1,831           665
                                           -------       -------       -------

        Total                               42,279        48,461        53,483
                                           =======       =======       =======

  Historical income before income taxes
    and one-time merger expenses           $22,873       $36,927       $31,237
  Deduct income taxes, pro forma
    for 1996                                 8,493        11,065        11,212
  Deduct minority interest in
    subsidiaries' earnings                   1,758           352          (151)
                                           -------       -------       -------

  Net income, pro forma for 1996           $12,622       $25,510       $20,176
                                           =======       =======       =======
  Per share amount                         $  0.30       $  0.53       $  0.38
                                           =======       =======       =======